SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 2, 2016

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue, New York City, New York 10017, United States of America

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 984-1096

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 7, 2016, Elephant Communications Corp. (the “Company”) received a notice from NYSE MKT LLC (the “Exchange”) indicating that the Company is not currently in compliance with the Exchange’s continued listing standards as set forth in Section 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”), since the Company’s reported stockholders’ equity as of June 30, 2016 is $2.5 million and the Company has net losses in its last five most recent fiscal years ended December 31, 2015. This notice is in addition to notices received by the Company from the Exchange on August 8, 2016 as previously disclosed on a Current Report on Form 8-K filed by the Company on August 12, 2016, for which the Company submitted a plan of compliance on August 19, 2016, and May 26, 2016 as previously disclosed on a Current Report on Form 8-K filed by the Company on June 2, 2016, for which the Company submitted a plan of compliance on June 27, 2016.

The Exchange has reviewed the Company’s August 19, 2016 plan of compliance, as amended, and determined to accept the plan and grant a conditional plan period through December 31, 2016. The Exchange has indicated that it will formally review the Company at the end of each month to ensure that it has demonstrated progress and achieved the milestones set forth in the plan. If the Company is not in compliance with the continued listing standards by December 31, 2016 or if the Company does not make progress consistent with the plan during the plan period, the Exchange will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

Item 3.02	Unregistered Sales of Equity Securities.

On September 2, 2016, the Company consummated a closing (a “Closing”) of its private placement offering (the “Offering”) of Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), to “accredited investors” (as defined in Rule 501(a) of the Securities Act of 1933, as amended, the “Securities Act”) (the “Investors”). At the Closing, the Company sold 73 shares of Series A Preferred Stock for aggregate gross proceeds of $729,968.  The Closing is part of a “best efforts” private placement offering of up to $1,500,000 (the “Maximum Amount”) consisting of up to 150 shares of Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible into 0.04% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. Accordingly, if the Maximum Amount is sold in the Offering, the outstanding Series A Preferred Stock, in the aggregate, will be convertible into 6.0% of the Company’s issued and outstanding shares of common stock immediately prior to conversion. The Series A Preferred Stock are convertible at the option of the holder, except that (i) if there is a change in control (as defined in the Certificate of Designation) before September 2, 2017 or (ii) any time after September 2, 2017, we have the option to automatically convert the Series A Preferred Stock into common stock.

The holders of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights (except that we may only take certain corporate actions with the approval of a majority of the outstanding shares of Series A Preferred Stock). Further, upon liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock will receive distributions on par with and on a pro rata basis with the common stockholders as though the Series A Preferred Stock had been converted at the time of such liquidation, dissolution or winding up of the Company.

The Investors in the Offering have also received piggy-back registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock.

In connection with the Offering, the Company retained a placement agent. The Company agreed to pay the placement agent, subject to certain exceptions, a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised by the placement agent in the Offering plus the reimbursement of certain out-of-pocket expenses.

The Series A Preferred Stock was offered and sold pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act.

The foregoing description of the Offering does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designation”), a copy of which is being filed as Exhibit 3.1 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 2, 2016, in connection with the Closing of the Offering, the Company filed with the Secretary of State of Delaware the Certificate of Designation. Pursuant to the Certificate of Designation, the Company designated 150 shares of Series A Preferred Stock for issuance. For more information about the preferences, rights and limitations of the Series A Preferred Stock, please refer to Item 3.02 above which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock as corrected
10.1	Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2016	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Gary G Brandt
Name: Gary G Brandt
Title: Chief Restructuring Officer

4